                                                             EXHIBIT 11

                                              WATKINS-JOHNSON COMPANY AND SUBSIDIARIES
                                             COMPUTATION OF NET INCOME PER COMMON SHARE
                                          (Dollars in thousands, except per share amounts)


The following table illustrates the potential dilution of outstanding stock options on net income per share computations:

                                                                               Three Months Ended                  Nine Months Ended
------------------------------------------------------------------------------------------------------------------------------------
                                                                  Sept. 26, 1997   Sept. 27, 1996    Sept. 26, 1997   Sept. 27, 1996
------------------------------------------------------------------------------------------------------------------------------------
For primary net income per share:

    Weighted average shares outstanding                              8,221,000         8,321,000         8,259,000         8,242,000

    Equivalent shares--dilutive stock
        options--based on treasury stock
        method using average market price
                                                                       307,000           137,000           254,000           315,000
------------------------------------------------------------------------------------------------------------------------------------

    Total                                                            8,528,000         8,458,000         8,513,000         8,557,000
====================================================================================================================================

For fully diluted net income per share:

    Weighted average shares outstanding                              8,221,000         8,321,000         8,259,000         8,242,000

    Equivalent shares--dilutive stock
        options--based on treasury stock
        method using greater of closing
        market price or average price                                  307,000           137,000           313,000           318,000
------------------------------------------------------------------------------------------------------------------------------------

    Total                                                            8,528,000         8,458,000         8,572,000         8,560,000
====================================================================================================================================

Net income                                                          $    3,590        $    2,832        $    9,150        $    9,624
====================================================================================================================================

Primary net income per share                                        $      .42        $      .33        $     1.07        $     1.12
====================================================================================================================================

Fully diluted net income per share                                  $      .42        $      .33        $     1.07        $     1.12
====================================================================================================================================


This   calculation  is  submitted  in  accordance   with  Regulation  S-K,  Item
601(b)(11).

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